Exhibit 99.1

Marlin Business Services Corp. Reports Record Origination Volume for First Quarter 2017 and Declares a Cash Dividend of $0.14 Per Share

First Quarter Summary:

  Total first quarter origination volume (inclusive of referral volume) of $168.8 million, a record for a single quarter, up 11.3% compared to the prior quarter and an increase of 49.4% year-over-year
  Investment in Leases and Loans (before deferred costs and loss allowance) of $824.9 million, an all-time record, up 4.0% from the prior quarter and 17.9% from a year ago
  ROE of 3.78% included a charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016
  ROE on an adjusted basis of 10.44%, up 70 basis points from the first quarter last year
  Total new origination loan and lease yield of 11.86%, up 36 basis points from the prior quarter and up 17 basis points year-over-year
  Credit quality remained consistent with expectations, with 30+ and 60+ day delinquencies at 88 basis points and 51 basis points, respectively, and annualized net charge-offs during the first quarter of 1.57%
  Strong capital position with equity to assets ratio of 17.22%
  Net income of $1.5 million included a one-time charge of $2.7 million (net of tax) related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016
  Net income on an adjusted basis of $4.3 million, or $0.34 per diluted share, up from $3.7 million, or $0.29 per share in the prior year period
  During the quarter, the Company completed the acquisition of Horizon Keystone Financial
  Announced realignment of sales force and strategy to focus on both indirect and end-user channels

MOUNT LAUREL, N.J., April 27, 2017 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) today reported first quarter 2017 net income of $1.5 million, or $0.12 per diluted share.  Before charges related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016, first quarter 2017 net income on an adjusted basis was $4.3 million, or $0.34 per diluted share compared to $3.7 million, or $0.29 per diluted share, for the first quarter last year.

“Our first quarter represented a great start to 2017 highlighted by strong origination volume, solid portfolio growth and good asset quality, along with excellent progress on our ‘Marlin 2.0’ initiative that we expect will help take the Company to the next level of growth and profitability,” said Jeffrey A. Hilzinger, Marlin’s President and CEO. “Total first quarter origination volume of $168.8 million increased 49% from a year ago and was 11% higher than the previous record established in the fourth quarter last year. During the quarter, we benefitted from continued strong customer demand for our Equipment Finance business, including meaningful contributions from the previously announced acquisition of Horizon Keystone Financial that we completed early in the first quarter. Funding Stream, our working capital loan business, continues to gain traction with $13.8 million, or 8.2%, of total first quarter originations. We also enjoyed solid growth from our Franchise and Transportation Finance businesses. In total, our Investment in Leases and Loans grew to a record $824.9 million, up 4% compared to the previous quarter and up almost 18% from a year ago.  Importantly, our focus on maintaining disciplined underwriting standards continues to be a top priority and credit quality remained consistent with expectations.”

Mr. Hilzinger concluded, “As previously disclosed, one of Marlin Business Bank’s regulatory agencies communicated preliminary findings in connection with the timing of certain aspects of the payment application processes in effect prior to February 2016 related to the assessment of late fees.  We believe that the resolution of this matter will require Marlin to pay restitution to customers.  Our current estimate of such restitution is $4.2 million, which has been charged against first quarter earnings along with related professional service fees and costs.  Consistent with our Marlin 2.0 initiative and strategy, we have a deep commitment to our customers and the Company’s new management team continues to diligently strive to enhance the governance and business processes we have in place.  Further, because we revised our practices in February 2016, we do not believe this matter will have a negative impact on our operations going forward.”

Results of Operations
Combined Equipment Finance, Funding Stream, Franchise Finance and referral origination volume for the first quarter ended March 31, 2017 of $168.8 million was the sixth consecutive quarter of record origination volume for the Company and up 49.4% from a year ago. Equipment Finance origination volume of $132.7 million in the first quarter was up 30.0% from $102.1 million in the first quarter of 2016. The Company also experienced solid Funding Stream origination volume in the first quarter of 2017 totaling $13.8 million, up from $6.3 million in the same period a year ago. Referral volume totaled $22.3 million, up from $4.6 million in the first quarter last year, and included significant contributions from the Horizon Keystone Financial business acquired early in the first quarter 2017.

Net interest and fee margin as a percentage of average finance receivables was 10.91% for the first quarter ended March 31, 2017, down 53 basis points from the fourth quarter of 2016 and down 67 basis points from a year ago. The decrease in margin percentage was primarily a result of a decline in late fees and end-of-lease revenue based on certain revised practices, the roll-off of higher yielding assets, growth in lower yielding Equipment Finance channels and an increase in the Company’s cost of funds. The Company’s cost of funds increased to 117 basis points, compared to 114 basis points for the fourth quarter of 2016 and 100 basis points for the first quarter of 2016.

On an absolute basis, net interest and fee income was $21.7 million for the quarter ended March 31, 2017, compared to $21.8 million for the prior quarter and $19.7 million for the first quarter last year.

Other income was $3.8 million for the first quarter of 2017, compared to $3.0 million in the prior quarter and $2.1 million in the first quarter last year. The increase in other income compared to the first quarter last year was partially due to a $1.1 million increase in gains-on-sale, referral fee income and servicing fee income from asset sales related to the Company’s Capital Markets activities.

Other expenses were $19.6 million for the first quarter of 2017, compared to $13.5 million in the prior quarter and $12.7 million in the first quarter last year. During the quarter, the Company recorded a $4.4 million charge in connection with the matter described in detail in the ‘Corporate Developments’ section of this press release. To a lesser degree, the increase in other expenses compared to the prior quarter and the first quarter last year was related to an increase in salaries and benefits, legal and consulting costs.  Legal and consulting costs for the first quarter of 2017 that related to the aforementioned matter were $0.3 million.

The Company’s efficiency ratio for the first quarter was 76.79% compared to 54.58% for the prior quarter and 58.23% in the first quarter last year. Excluding the impact of the aforementioned matter, the efficiency ratio on an adjusted basis in the first quarter of 2017 was 59.47%.

Marlin recorded a provision for income taxes of $0.5 million for the first quarter of 2017, representing an effective tax rate of 24.1%, compared with $2.9 million or 37.7% for the preceding quarter and $2.3 million or 38.9% for the first quarter of 2016.

Credit Quality
Allowance for credit losses as a percentage of total finance receivables was 1.42% at March 31, 2017 versus 1.31% at March 31, 2016. Coverage of total 60+ day delinquencies was 247.13% at March 31, 2017 versus 223.41% at March 31, 2016.

Credit quality remained stable as finance receivables over 30 days delinquent were 0.88% of the Company’s total finance receivables portfolio as of March 31, 2017, an increase of 3 basis points from March 31, 2016. Finance receivables over 60 days delinquent were 0.51% of the Company’s total finance receivables portfolio as of March 31, 2017, a decrease of 1 basis point from March 31, 2016. First quarter net charge-offs were 1.57% of average total finance receivables versus 1.35% a year ago.

As of March 31, 2017 and 2016, the Company’s consolidated equity to assets ratio was 17.22% and 19.03%, respectively.

Corporate Developments
On January 4, 2017 the Company announced the acquisition of Horizon Keystone Financial, a long established originator of equipment finance credit products focused in the office furniture, heating/ventilation/air conditioning/refrigeration (HVAC/R) and automotive markets. The acquisition represents an important milestone for Marlin and extends the Company’s existing equipment finance business into new and attractive markets.

As an FDIC-insured state chartered bank, Marlin Business Bank is subject to regular examinations by state and federal banking agencies, including the Federal Reserve and the Utah Department of Financial Institutions.  In February 2017, Marlin Business Bank received notice from one of its banking regulators describing preliminary findings in connection with the timing of certain aspects of the payment application processes in effect prior to February 2016 related to the assessment of late fees.  The Company believes that the resolution of this matter will require Marlin to pay restitution to customers.  The Company’s current estimate of such restitution is $4.2 million, which has been charged against first quarter earnings along with related professional service fees and costs for a total first quarter pre-tax charge of $4.4 million.  However, there can be no assurance as to the ultimate resolution of this matter, including the timing, the exact amount of any required restitution or the possible imposition of any fines and penalties.

Subsequent to the end of the first quarter, the Company announced the hiring of an experienced direct sales team. Timothy L. Bonagura, Michael K. Stanley and Matthew D. Manning were hired as part of Marlin’s recent realignment of its origination resources into two teams focused on the company’s direct and indirect origination channels. Also as part of the reorganization, the Company promoted Mark E. Scardigli to Senior Vice President and leader of the Indirect Team and Richard J. Henderson, Jr. to First Vice President and leader of the Franchise and Direct Teams.

The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable May 18, 2017, to shareholders of record on May 8, 2017. Based on the closing stock price on April 26, 2017, the annualized dividend yield on the Company’s common stock is 2.2%.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company’s website at www.marlincorp.com.

Business Outlook
The Company is reiterating guidance for the full year ending December 31, 2017 as follows:

  Full year New Originations Funded (including both Funding Stream and Equipment Finance) is expected to finish at least 20% above 2016 levels.
  Credit quality is anticipated to remain stable and within the Company’s expected range.
  Net interest margin, as a percentage, is expected to move slightly lower in 2017 with the roll-off of higher yielding legacy leases and continued growth in lower yielding Equipment Finance channels and Franchise Finance, partially offset by expected growth in the Company’s higher yielding Funding Stream business.
  ROE is expected to grow to the low teens on an adjusted basis by the end of the fourth quarter of 2017 as strategic initiatives gain traction and the Company continues to improve operating scale.

Conference Call and Webcast
Marlin will host a conference call on Friday, April 28, 2017 at 9:00 a.m. ET to discuss the Company’s first quarter 2017 results. If you wish to participate, please call 877-407-0792 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of credit products and services to small businesses with a mission of helping small businesses achieve their American dream. Our products and services are offered directly to small businesses and through financing programs with equipment manufacturers, distributors, dealers and other intermediaries. Marlin and its wholly-owned operating subsidiary, Marlin Business Bank, are publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlinfinance.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Regulation G – Non-GAAP Financial Measures
In this release the Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding an after-tax charge related to a reserve for restitution in connection with certain payment processing practices in effect prior to February 2016. The Company believes that net income on an adjusted basis is a useful performance metric for management, investors and lenders, because it means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2017	2016

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$4,044	$4,055
Interest-earning deposits with banks	71,684	57,702
Total cash and cash equivalents	75,728	61,757
Time deposits with banks	9,107	9,605
Securities available for sale (amortized cost of $5.2 million and $6.1 million at
March 31, 2017 and December 31, 2016, respectively)	4,981	5,880
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	840,527	807,654
Allowance for credit losses	(11,687)	(10,937)
Total net investment in leases and loans	828,840	796,717
Intangible assets	1,310	—
Goodwill	1,160	—
Property and equipment, net	3,406	3,495
Property tax receivables	11,039	5,296
Other assets	8,921	9,408
Total assets	$944,492	$892,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$739,793	$697,357
Other liabilities:
Sales and property taxes payable	8,133	2,586
Accounts payable and accrued expenses	20,913	14,809
Net deferred income tax liability	13,008	15,117
Total liabilities	781,847	729,869

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,568,004 and 12,572,114 shares issued and outstanding at March 31, 2017 and	126	126
December 31, 2016, respectively
Additional paid-in capital	84,068	83,505
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(109)	(138)
Retained earnings	78,562	78,798
Total stockholders’ equity	162,645	162,289
Total liabilities and stockholders’ equity	$944,492	$892,158

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2017	2016

	(Dollars in thousands, except per- share data)

Interest income	$20,531	$17,531
Fee income	3,530	3,834
Interest and fee income	24,061	21,365
Interest expense	2,340	1,692
Net interest and fee income	21,721	19,673
Provision for credit losses	3,884	3,075
Net interest and fee income after provision for credit losses	17,837	16,598

Other income:
Insurance premiums written and earned	1,706	1,622
Other income	2,047	455
Other income	3,753	2,077
Other expense:
Salaries and benefits	9,391	8,200
General and administrative	10,170	4,465
Financing related costs	—	34
Other expenses	19,561	12,699
Income before income taxes	2,029	5,976
Income tax expense	489	2,325
Net income	$1,540	$3,651

Basic earnings per share	$0.12	$0.29
Diluted earnings per share	$0.12	$0.29

Cash dividends declared per share	$0.14	$0.14

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Net Income on an Adjusted Basis Reconciliation to GAAP Results

	Three Months Ended March 31,
	2017	2016

	(Dollars in thousands, except per-share data)

	(Unaudited)

Net income as reported	$1,540	$3,651

Deduct:
Charge in connection with regulatory matters	(4,411)	—
Tax effect	1,694	—
Charge in connection with regulatory matters, net of tax	(2,717)	—
Net Income on an Adjusted Basis	$4,257	$3,651

Diluted earnings per share as reported	$0.12	$0.29
Diluted earnings per share on an adjusted basis	$0.34	$0.29

Return on Average Assets as reported	0.67%	1.88%
Return on Average Assets on an adjusted basis	1.86%	1.88%

Return on Average Equity as reported	3.78%	9.74%
Return on Average Equity on an adjusted basis	10.44%	9.74%

Efficiency Ratio as reported	76.79%	58.23%
Efficiency Ratio on an adjusted basis	59.47%	58.23%

Net Income on an Adjusted Basis is defined as net
income excluding a first quarter 2017 $4.2 million charge
associated with recent regulatory matters and a $0.3
million first quarter 2017 charge for associated legal and
consulting fees.

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017

Net Income:
Net Income	$3,651	$4,468	$4,345	$4,815	$1,540

Annualized Performance Measures:
Return on Average Assets	1.88%	2.19%	2.05%	2.20%	0.67%
Return on Average Stockholders' Equity	9.74%	11.66%	11.10%	12.06%	3.78%

EPS Data:
Net Income Allocated to Common Stock	$3,548	$4,339	$4,209	$4,663	$1,495
Number of Shares - Basic	12,120,934	12,136,660	12,146,727	12,161,782	12,213,464
Basic Earnings per Share	$0.29	$0.36	$0.35	$0.38	$0.12

Number of Shares - Diluted	12,126,812	12,143,181	12,157,356	12,173,010	12,223,333
Diluted Earnings per Share	$0.29	$0.36	$0.35	$0.38	$0.12

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Equipment Finance	$102,092	$113,615	$117,945	$134,853	$132,691
Funding Stream Loans	$6,301	$7,873	$10,316	$11,287	$13,795
Total New Originations Funded	$108,393	$121,488	$128,261	$146,140	$146,486

Referral Volume	$4,600	$3,478	$4,197	$5,449	$22,296

Total Sourced Originations	$112,993	$124,966	$132,458	$151,589	$168,782

Assets sold in the period	$0	$2,707	$3,871	$11,554	$8,694

Implicit Yield on Equipment Finance Originations	10.30%	10.20%	9.78%	9.68%	9.67%
Implicit Yield on Funding Stream Loan Originations	34.17%	34.72%	33.50%	33.28%	32.95%
Total Implicit Yield on New Originations Funded	11.69%	11.78%	11.69%	11.50%	11.86%

# of Leases / Loans Equipment Finance	6,316	6,681	6,606	7,029	7,185
Equipment Finance Approval Percentage	62%	58%	56%	57%	56%
Average Monthly Equipment Finance Sources	1,075	1,138	1,118	1,134	1,114

Net Interest and Fee Margin:
Interest Income Equipment Finance	$16,808	$17,152	$17,368	$18,575	$18,611
Interest Income Funding Stream Loans	$618	$930	$1,254	$1,499	$1,781

Interest Income Yield	10.32%	10.30%	10.27%	10.59%	10.31%
Fee Income Yield	2.26%	2.25%	2.15%	1.99%	1.77%
Interest and Fee Income Yield	12.58%	12.55%	12.42%	12.58%	12.08%
Cost of Funds	1.00%	1.05%	1.12%	1.14%	1.17%
Net Interest and Fee Margin	11.58%	11.50%	11.30%	11.44%	10.91%

Average Total Finance Receivables	$679,252	$706,039	$732,346	$762,604	$796,920
Average Net Investment Equipment Finance	$672,198	$695,683	$718,601	$745,075	$775,551
Average Funding Stream Loans	$7,054	$10,356	$13,745	$17,529	$21,369

End of Period Net Investment Equipment Finance	$693,510	$718,631	$743,914	$777,607	$806,330
End of Period Funding Stream Loans	$8,616	$12,119	$15,508	$19,110	$22,510
Total Owned Net Investment in Leases and Loans	$702,126	$730,750	$759,422	$796,717	$828,840

Total Assets Serviced for Others	$2,891	$5,298	$8,680	$19,203	$26,422

Total Managed Assets	$705,017	$736,048	$768,102	$815,920	$855,262

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.85%	0.71%	0.78%	0.80%	0.88%
30+ Days Past Due Delinquencies	$6,698	$5,850	$6,751	$7,226	$8,208

60+ Days Past Due Delinquencies	0.52%	0.43%	0.45%	0.46%	0.51%
60+ Days Past Due Delinquencies	$4,114	$3,548	$3,885	$4,137	$4,729

Equipment Finance
30+ Days Past Due Delinquencies	0.86%	0.72%	0.80%	0.82%	0.90%
30+ Days Past Due Delinquencies	$6,698	$5,850	$6,751	$7,226	$8,206

60+ Days Past Due Delinquencies	0.53%	0.44%	0.46%	0.47%	0.52%
60+ Days Past Due Delinquencies	$4,114	$3,548	$3,885	$4,137	$4,729

Funding Stream Loans
15+ Days Past Due Delinquencies	0.00%	0.00%	0.27%	0.50%	0.43%
15+ Days Past Due Delinquencies	$0	$0	$44	$98	$99

30+ Days Past Due Delinquencies	0.00%	0.00%	0.00%	0.00%	0.01%
30+ Days Past Due Delinquencies	$0	$0	$0	$0	$2

Net Charge-offs - Total Finance Receivables	$2,297	$2,429	$2,494	$2,670	$3,134
% on Average Total Finance Receivables
Annualized	1.35%	1.38%	1.36%	1.40%	1.57%

Net Charge-offs - Equipment Finance	$2,220	$2,331	$2,456	$2,521	$2,840
% on Average Net Investment in Equipment Finance
Annualized	1.32%	1.34%	1.37%	1.35%	1.46%

Net Charge-offs - Funding Stream Loans	$77	$98	$38	$149	$294
% of Average Funding Stream Loans
Annualized	4.39%	3.77%	1.11%	3.40%	5.51%

Total Allowance for Credit Losses	$9,191	$9,430	$10,073	$10,937	$11,687
% of Total Finance Receivables	1.31%	1.30%	1.33%	1.38%	1.42%
% of 60+ Delinquencies	223.41%	265.78%	259.28%	264.37%	247.13%

Allowance for Credit Losses - Equipment Finance	$8,906	$8,926	$9,328	$10,177	$10,769
% of Net Investment Equipment Finance	1.29%	1.25%	1.26%	1.32%	1.34%
% of 60+ Delinquencies	216.47%	251.58%	240.10%	245.98%	227.72%

Allowance for Credit Losses - Funding Stream Loans	$285	$503	$745	$760	$918
% of Total Funding Stream Loans	3.26%	4.03%	4.63%	3.86%	3.96%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

Non-accrual - Equipment Finance	$2,352	$1,771	$1,869	$2,176	$2,282
Non-accrual - Equipment Finance	0.30%	0.22%	0.22%	0.25%	0.25%

Non-accrual - Funding Stream Loans	$0	$0	$153	$66	$53
Non-accrual - Funding Stream Loans	0.00%	0.00%	0.95%	0.34%	0.23%

Non-accrual - Total Finance Receivables	$2,352	$1,771	$2,022	$2,242	$2,335
Non-accrual - Total Finance Receivables	0.30%	0.22%	0.24%	0.25%	0.25%

Restructured - Total Finance Receivables	$503	$450	$350	$769	$798

Net Interest and Fee Margin after Net Charge-offs	10.23%	10.12%	9.94%	10.04%	9.34%

Expense Ratios:
Salaries and Benefits Expense	$8,200	$7,812	$7,817	$8,083	$9,391
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.83%	4.43%	4.27%	4.24%	4.71%

Total personnel end of quarter	309	315	318	318	330

General and Administrative Expense	$4,465	$4,628	$4,980	$5,450	$10,170
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.63%	2.62%	2.72%	2.86%	5.10%

Efficiency Ratio	58.23%	55.63%	54.87%	54.58%	76.79%

Balance Sheet:

Assets
Investment in Leases and Loans	$699,672	$727,707	$756,144	$793,285	$824,942
Initial Direct Costs and Fees	11,645	12,473	13,351	14,369	15,585
Reserve for Credit Losses	(9,191)	(9,430)	(10,073)	(10,937)	(11,687)
Net Investment in Leases and Loans	$702,126	$730,750	$759,422	$796,717	$828,840
Cash and Cash Equivalents	65,093	78,767	77,625	61,757	75,728
Restricted Cash	112	26	-	-	-
Other Assets	33,775	32,248	31,954	33,684	39,924
Total Assets	$801,106	$841,791	$869,001	$892,158	$944,492

Liabilities
Deposits	612,721	650,429	676,920	697,357	739,793
Other Liabilities	35,909	35,677	33,413	32,512	42,054
Total Liabilities	$648,630	$686,106	$710,333	$729,869	$781,847

Stockholders' Equity
Common Stock	$125	$125	$126	$126	$126
Paid-in Capital, net	82,054	82,516	82,890	83,503	84,066
Other Comprehensive Income (Loss)	(49)	(22)	(5)	(138)	(109)
Retained Earnings	70,346	73,066	75,657	78,798	78,562
Total Stockholders' Equity	$152,476	$155,685	$158,668	$162,289	$162,645

Total Liabilities and
Stockholders' Equity	$801,106	$841,791	$869,001	$892,158	$944,492

Capital and Leverage:
Equity	$152,476	$155,685	$158,668	$162,289	$162,645
Debt to Equity	4.02	4.18	4.27	4.30	4.55
Equity to Assets	19.03%	18.49%	18.26%	18.19%	17.22%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	19.39%	18.90%	18.53%	18.36%	17.41%
Common Equity Tier 1 Risk-based Capital	20.51%	20.14%	19.77%	19.37%	18.37%
Tier 1 Risk-based Capital	20.51%	20.14%	19.77%	19.37%	18.37%
Total Risk-based Capital	21.74%	21.36%	21.02%	20.62%	19.63%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249